Exhibit 99.1

PetVivo Reports Third Quarter 2022 Financial Results

Conference call begins at 4:00 p.m. Central time today

EDINA, MN (February 10, 2022) – PetVivo Holdings, Inc. (Nasdaq: PETV), an emerging biomedical device company focused on the commercialization of innovative medical therapeutics for animals, announces financial results for the three and nine months ended December 31, 2021.

Highlights from the third quarter of 2022 and recent weeks include the following:

●	Generation of revenue from sales of Spryng™
●	Increased emphasis on the sales and marketing of Spryng™

Management Commentary

“The most significant event on our financial results during the last quarter results from the commercialization and sale of our primary product, Spryng™, to veterinary clinics.” Said John Lai, chief executive officer of PetVivo. “We ended our first full quarter following the commencement of sales of Spryng™ with $51,004 in revenue.”

“We continue to use the proceeds from our initial public offering to expand our sales and marketing efforts to generate clinical data to gain vet acceptance and generate increased revenue from the sale of Spryng™”.

Third Quarter Financial Results

Revenues increased to $51,004 for the three months ended December 31, 2021 compared to $507 for the three months ended December 31, 2020, and consisted of sales of our Spryng™ product to veterinary clinics. The increase in revenues is due to the Company commercialization of its Spryng™ product in September 2021.

Cost of sales increased to $98,997 for the three months ended December 31, 2021 compared to $0 for the three months ended December 31, 2021 and 2020, respectively. The increase is directly related to increased sales of the Spryng™ product. Cost of sales includes product costs related to the sale of products and labor and overhead costs.

General and administrative (“G&A”) expenses increased to $1,170,870 for the three months ended December 31, 2021 compared to $331,148 for the three months ended December 31, 2020. General and administrative expenses include compensation and benefits, contracted services, consulting fees, stock compensation and incremental public company costs.

Sales and marketing expenses were $404,462 and $24,484 for the three months ended December 31, 2021 and 2020, respectively. Sales and marketing expenses include compensation, consulting, tradeshows and stock compensation costs to support the launch of Spryng™.

Research and development (“R&D”) expenses were $34,326 and $30,265 for the three months ended December 31, 2021 and 2020, respectively.

Other income was $15,522 for the three months ended December 31, 2021 as compared to expense of $652,363 for the three months ended December 31, 2020. Other income in 2021 consisted of net interest income. Other expense in 2020 consisted primarily of derivative expense related to debt financing of $970,600 and interest expense of $48,666 partially offset by a gain on extinguishment of debt of $366,903.

Net loss for the three months ended December 31, 2021 was $1,642,129 or ($0.17) as compared to a net loss of $1,037,753 or ($0.16) per share for the three months ended December 31, 2020. The increase was related to the infrastructure costs to support the launch of Spryng™ and the incremental public company costs. The weighted average number of shares outstanding was 9,756,945 compared to 6,442,549 for the three months ended December 31, 2021 and 2020, respectively.

Nine Month Financial Results

Revenues increased to $60,126 for the nine months ended December 31, 2021 compared to $7,303 for nine months ended December 31, 2020, respectively, and consisted of sales to veterinary clinics. The Company began commercialization of its Spryng™ product in September 2021.

Cost of sales was $104,048 for the nine months ended December 31, 2021 compared to $350 for the nine months ended December 31, 2020. The increase is directly related to increased sales of the Spryng™ product. Cost of sales includes product costs related to the sale of products and labor and overhead costs. The increase is primarily attributed to our increased sales.

G&A expenses were $2,258,001 and $1,515,968 for the nine months ended December 31, 2021 and 2020, respectively. These expenses include compensation and benefits, contracted services, consulting fees, stock compensation and incremental public company costs.

Sales and marketing expenses were $689,960 and $106,745 for the nine months ended December 31, 2021 and 2020, respectively. Sales and marketing expenses include compensation, consulting, tradeshows and stock compensation costs to support the launch of Spryng™.

R&D expenses were $287,643 and $30,265 for the nine months ended December 31, 2021 and 2020, respectively. The increase was related to efforts to support the launch of Spryng™.

Other income was $41,294 for the nine months ended December 31, 2021 as compared to expense of $1,553,738 for the nine months ended December 31, 2020. Other income in 2021 consisted of the forgiveness of PPP Loan of $31,680 and net interest income of $9,614. Other expense in 2020 consisted primarily of derivative expense related to debt financing of $1,702,100 and interest expense of $219,539.

Net loss for the nine months ended December 31, 2021 was $3,238,232 or ($0.38) as compared to a net loss of $ 3,199,763 or ($0.53) per share for the nine months ended December 31, 2020. The weighted average number of shares outstanding was 8,426,135 compared to 6,006,382 for the nine months ended December 31, 2021 and 2020, respectively.

Conference Call and Webcast

A live webcast of the conference call and related earnings release materials can be accessed on PetVivo’s Investor Relations website at https://audience.mysequire.com/webinar-view?webinar_id=c0d62920-a22f-4c6e-bd3f-c9a2d44daecb. A replay of the webcast will be available through the same link following the conference call. Participants can also access the call using the dial-in details below.

Date: Thursday, February 10, 2022

Time: 4:00 p.m CT (5:00 pm ET)

Dial-in number: +1 (669) 900-6833

Conference ID: 99870885526

Passcode: 297536

About PetVivo Holdings, Inc.

PetVivo Holdings, Inc. is an emerging biomedical device company currently focused on the manufacturing, commercialization and licensing of innovative medical devices and therapeutics for animals. The Company’s strategy is to leverage human therapies for the treatment of dogs and horses in a capital and time efficient way. A key component of this strategy is the accelerated timeline to revenues for veterinary medical devices, which enter the market much earlier than more stringently regulated pharmaceuticals and biologics.

PetVivo has a pipeline of seventeen products for the treatment of animals and people. A portfolio of twenty-one patents protects the Company’s biomaterials, products, production processes and methods of use. The Company’s lead product SPRYNG™, a veterinarian-administered, intraarticular injection for the treatment of osteoarthritis in dogs and horses, is scheduled for expanded commercial sale in the fourth quarter of this year.

Disclosure Information

PetVivo uses and intends to continue to use its Investor Relations website as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor the company’s Investor Relations website, in addition to following the company’s press releases, SEC filings, public conference calls, presentations and webcasts.

Contact:

John Lai, CEO

PetVivo Holdings, Inc.

Email: info1@petvivo.com

(952) 405-6216

(Tables to follow)

PETVIVO HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2021	March 31, 2021
	(Unaudited)
Assets:
Current Assets

Cash and cash equivalents	$7,553,738	$23,578
Accounts receivable	3,186	-
Inventory, net	104,965	-
Prepaid expenses and other assets	373,505	123,575
Total Current Assets	8,035,394	147,153

Property and Equipment, net	269,226	214,038

Other Assets:
Deferred offering costs	-	280,163
Operating lease right-of-use asset	137,921	157,760
Trademark and patents, net	40,738	27,932
Security deposits	12,830	8,201
Total Other Assets	191,489	474,056
Total Assets	$8,496,109	$835,247

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities
Accounts payable	$263,267	$408,873
Accrued expenses	805,937	554,012
Convertible notes and accrued interest	-	235,671
Accrued expenses – related parties	-	36,808
Operating lease liability – current portion	27,011	26,582
PPP Loan and accrued interest	3,769	39,020
Notes payable and accrued interest - directors	-	20,000
Notes payable and accrued interest – related party	-	44,554
Note payable and accrued interest (current portion)	6,456	39,528
Total Current Liabilities	1,106,440	1,405,048
Other Liabilities
Note payable and accrued interest (net of current portion)	28,837	-
Operating lease liability (net of current portion)	110,910	131,178
Share-settled debt obligation – related party, net of debt discount	-	196,000
Total Other Liabilities	139,747	327,178
Total Liabilities	1,246,187	1,732,226

Commitments and Contingencies (see Note 13)
Stockholders’ Equity (Deficit):
Preferred stock, par value $0.001, 20,000,000 shares authorized, issued 0 and 0 shares outstanding at December 31, 2021 and March 31, 2021
Common stock, par value $0.001, 250,000,000 shares authorized, issued 9,757,728 and 6,799,113 shares outstanding at December 31, 2021 and March 31, 2021, respectively	9,758	6,799
Additional Paid-In Capital	68,589,822	57,207,648
Accumulated Deficit	(61349,658)	(58,111,426)
Total Stockholders’ Equity (Deficit)	7,249,922	(896,979)
Total Liabilities and Stockholders’ Equity (Deficit)	$8,496,109	$835,247

PETVIVO HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2021	2020	2021	2020
Revenues	$51,004	$507	$60,126	$7,303

Cost of Sales	98,997	-	104,048	350
Gross Profit (Loss)	(47,993)	507	(43,922)	6,953

Operating Expenses:

Sales and Marketing	404,462	24,484	689,960	106,745
Research and Development	34,326	30,265	287,643	30,265
General and Administrative	1,170,870	331,148	2,258,001	1,515,968

Total Operating Expenses	1,609,658	385,897	3,235,604	1,652,978

Operating Loss	(1,657,651)	(385,390)	(3,279,526)	(1,646,025)

Other Income (Expense)
Gain on Sale of Asset	-	-	-	482
Gain on Debt Restructuring	-	-	-	516
Gain on Debt Extinguishment	-	366,903	-	366,903
Forgiveness of PPP loan and accrued interest	-	-	31,680	-
Derivative Expense	-	(970,600)	-	(1,702,100)
Interest Income (Expense)	15,522	(48,666)	9,614	(219,539)
Total Other Income (Expense)	15,522	(652,363)	41,294	(1,553,738)

Net Loss before taxes	(1,642,129)	(1,037,753)	(3,238,232)	(3,199,763)

Income Tax Provision	-	-	-	-

Net Loss	$(1,642,129)	$(1,037,753)	$(3,238,232)	$(3,199,763)

Net Loss Per Share:
Basic and Diluted	$(0.17)	$(0.16)	$(0.38)	$(0.53)

Weighted Average Common Shares Outstanding:
Basic and Diluted	9,756,945	6,442,549	8,426,135	6,006,382

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

Shares retroactively restated for 1-for-4 reverse stock split in December of 2020